Exhibit 99.1

Manitex International, Inc. Provides Preliminary Summary Report on Third Quarter 2017 Operations

Restatement of 2016 and first half of 2017 Underway

Bridgeview, IL, November 6, 2017 — Manitex International, Inc. (Nasdaq: MNTX) (“Company”), a leading international provider of cranes and other specialized industrial equipment today announced that it has filed a Current Report On Form 8-K in connection with the following matters: In 2016, the Company sold 39 cranes for total sales revenues of approximately $15 million to a single broker customer in a series of transactions (the “Transactions”) that were each structured as a customary “bill and hold” arrangement. The revenue for the Transactions was recognized in 2016. Ten of these units that were sold for an aggregate value of approximately $3 million were returned during 2016 (and were subsequently sold to other customers), such that for 2016, a net of 29 cranes were sold for approximately $12 million. In addition, the Company made various payments that were expensed in 2016 and 2017 to the broker and its related entities. In connection with its review of its financial results for the quarter ended September 30, 2017, the Company became aware that the prior accounting treatment for the Transactions was not correct. Specifically, the Company has preliminarily concluded that the relationship with the broker qualified as a Variable Interest Entity (“VIE”) and should therefore have resulted in a different accounting treatment. Accordingly, the Company has preliminarily concluded that the 2016 sales should be deferred to match the final delivery dates to the end dealer customers, which the Company believes will be substantially completed in 2017.

In connection with the foregoing matters, on November 2, 2017, the Audit Committee of the Board of Directors of the Company, in consultation with the Company’s management and UHY LLP, the Company’s independent registered public accounting firm, determined that the Company’s previously issued financial statements for the quarters ended March 31, June 30 and September 30, 2016, year ended December 31, 2016 and quarters ended March 31 and June 30, 2017 included in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for such periods and together with all three, six and nine-month financial information contained therein (collectively, the “Non-Reliance Periods”) can no longer be relied upon. The Company intends to file the restated annual and quarterly financial statements for the Non-Reliance Periods (the “Restated Filings”) as soon as practicable. The issuance by the Company of its earnings release, and filing by the Company of its Quarterly Report on Form 10-Q, for the quarter ended September 30, 2017 will be delayed accordingly. The Audit Committee has engaged external counsel to perform an investigation of these matters.

Although the Company continues its assessment of adjustments that may be required in connection with its review of the accounting for the Transactions, the Company currently expects that these adjustments will result, in aggregate, in (1) a decrease in revenue for the year ended December 31, 2016 of approximately $12 million (or approximately 4% of reported sales); (2) an increase in net loss attributable shareholders for the year ended December 31, 2016 of approximately $2 million (or approximately 5% of reported net loss attributable to shareholders or approximately $(0.11) loss per share); (3) an increase in net debt at December 31, 2016 of approximately $11 million (or approximately 8% of reported debt); and (4) an increase in net assets at December 31, 2016 of approximately $9 million (or approximately 3% of reported net assets). To date, 14 of these cranes have been sold with approximate revenues of $5 million along with related positive income through September 30, 2017. Additionally, the Company believes that the sale of the balance of these cranes will be substantially completed before year end and that increased revenues and positive income associated with those deliveries will therefore be recognized in 2017.

The Company, in order to keep its shareholders and the public informed on its current operations also reported as follows excluding any effects from the restatement:

Preliminary Summary Third Quarter 2017 Highlights:

•	Net revenues grew to over $53 million.

•	Backlog grew to $50.3 million.

David Langevin, Chairman and Chief Executive Officer of The Company commented “Our business in 2017 has shown substantial improvement over last year, with a 34% increase in revenue and we believe that, when reported, our results will show a significant uptick in gross margin and we’ve made good progress deleveraging the balance sheet. Our niches within the industrial equipment market continue to show signs of recovery, and our portfolio, which has grown prudently through R&D and our PM acquisition has us well-positioned for future growth. Manitex, our straight-mast crane business, has made incremental market share gains throughout the year, with our share reaching 40% for the year-to-date, which is an all-time record-high level for this unit. Since late 2016, we have seen a consistent upturn in the backlog, which has enabled a gradual increase in our production volumes in Georgetown, Texas, both for our new and time-tested products.”

“PM remains a significant opportunity for us, and we continue to take steps to aggressively grow this expanding knuckle boom crane business both in North America and beyond. We are making good progress in this area and, as previously reported, we announced several new PM distribution agreements during the quarter. There are also opportunities for margin gains at PM on the cost side, which we are implementing now to help us reach or exceed our long-term profitability, EBITDA, and other performance targets for our organization.

“We have worked diligently to get to this point, by focusing our business efforts to the right portfolio of products, managing our balance sheet, and optimizing our cost structure, and while we’re pleased with the progress we’ve made, we believe that we have only just begun to tap into the earnings potential of the Manitex group of companies. The orders we’ve taken, the distribution agreements we’ve signed, and other industry and economic data suggest a brightening demand picture and give us confidence in planning for continued production increases into Q4 and 2018. We believe that going forward our efforts will generate higher levels of sales and cash flows, and ultimately improved returns for our shareholders, as we execute our plans and take advantage of opportunities that continue to develop within the markets we serve.”

The amounts set forth above are unaudited estimates and are subject to change. There can be no assurance that the actual effects of the corrections on the Company’s consolidated financial statements will not differ materially from the Company’s current expectation set forth above, or that additional items in need of correction will not be discovered. The Company is continuing to evaluate the total amount of the adjustments and the specific impact on each Non-Reliance Period. Reference is made to the Current Report on Form 8-K filed today for further details.

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the preliminary summary results with the investment community. Anyone interested in participating in the call should dial 1-800-289-0496 if calling within the United States or 719-457-2603 if calling internationally. A replay will be available until November 13, 2017 which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 1620942 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes. Our products, which are manufactured in facilities located in the USA and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, Badger, Sabre, and Valla.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 419-9915
dlangevin@manitex.com	pseltzberg@darrowir.com